UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017 (March 26, 2017)

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

285 North Drive

Suite D

Melbourne, FL 32934

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

Binding Letter of Intent

On March 26, 2017, Nxt-ID, Inc. (the “Company”) signed a binding Letter of Intent (“LOI”) with Fit Pay, Inc., a Delaware corporation (“Fit Pay”), regarding the acquisition by the Company of all of the equity of Fit Pay (the “Transaction”). Following the Transaction, Fit Pay will become a wholly owned subsidiary of the Company. The purchase price of the Transaction will consist of: (i) the issuance of 19.99% of the outstanding shares of the capital stock of the Company to the shareholders of Fit Pay; (ii) the issuance by the Company of $2,000,000 worth of non-voting, non-convertible, shares of junior preferred stock to (the “Junior Preferred Stock”) to certain holders of preferred shares of Fit Pay, which Junior Preferred Stock shall earn a cumulative dividend of 5% per annum, which will increase to a dividend of 10% per annum after the Company’s market capitalization is $75,000,000 for greater than thirty (30) consecutive days; and (iii) an earn-out payment to the then former shareholders of Fit Pay of 12.5% of the gross revenue derived from the Seller’s technology by the Company, for the sixteen (16) quarter period beginning on October 1, 2017. The parties intend to negotiate and execute a definitive agreement for the Transaction in accordance with the terms of the LOI.

The definitive agreements will include customary closing conditions including necessary approvals. The Company and Fit Pay have agreed not to initiate or enter into any discussion with any other prospective purchaser of the assets and/or liabilities, or of the stock or business of Fit Pay prior to May 26, 2017.

The description of the LOI is qualified in its entirety by reference to the full text of the LOI, which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On March 27, 2017, the Company issued a press release announcing that it had entered into the LOI with Fit Pay. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Letter of Intent dated March 26, 2017.
Exhibit 99.1	Press Release of Nxt-ID, Inc. dated March 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2017	NXT-ID, INC.

	By:	/s/ Gino M. Pereira
Name: Gino M. Pereira Title: Chief Executive Officer

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